Exhibit (h)(6)

Amended Exhibit A
to the
Fund Administration Servicing Agreement

Separate Series of Trust for Credit Unions

Name of Series

Ultra-Short Duration Portfolio

Short Duration Portfolio

Enhanced Income Intermediate Duration Credit Portfolio

Enhanced Income Credit Plus Equity Portfolio

As Revised October 27, 2021